Exhibit 99.1

EXHIBIT 99.1

BP PRUDHOE BAY ROYALTY TRUST

ANNOUNCES NO UNIT PAYMENT FOR SECOND QUARTER 2020

July 6, 2020, Houston, TX

This is to advise you that BP Prudhoe Bay Royalty Trust (NYSE Symbol: BPT) announces that the dividend information for the Second Quarter of 2020 is as follows:

Ex-Dividend Date:	July 16, 2020
Record Date:	July 17, 2020
Payable Date:	July 22, 2020

Dividend Rate:	$0.0000000 per Unit*

*	Actual average daily production for the quarter was 72,629 BBLS.

As provided in the Trust Agreement of the Trust, the quarterly royalty payment by BP Alaska to the Trust is the sum of the individual revenues attributed to the Trust as calculated each day during the quarter. The amount of such revenues is obtained by multiplying Royalty Production for each day in the calendar quarter by the Per Barrel Royalty for that day. Pursuant to the Trust Agreement, the Per Barrel Royalty for any day is the WTI Price for the day less the sum of (i) Chargeable Costs multiplied by the Cost Adjustment Factor and (ii) Production Taxes. As discussed in Item 1A “RISK FACTORS”, of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2019, on January 1, 2020, the “break-even” WTI price (the price at which all taxes and prescribed deductions are equal to the WTI price) for the Trust to receive a positive Per Barrel Royalty with respect to a particular day’s production was $54.34. Although WTI prices recovered significantly during May and June of the second quarter of 2020 from the lows reached in April 2020, the daily WTI price was below the “break-even” point for each day of the quarter, resulting in a negative value for the payment calculation for the quarter. However, as provided in the Trust Agreement, the payment with respect to the Royalty Interest for any calendar quarter may not be less than zero.

Neither the Trust nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by the Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2019, the Trust’s subsequent Quarterly Reports on Form 10-Q, and all of the Trust’s other filings with the SEC. The Trust’s annual, quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Any questions, please feel free to contact The Bank of New York Mellon Trust Company, N.A. at 713-483-6020.